Strong 4th Quarter Ends Record Year For the fourth year running, we are pleased to announce that South Dakota Soybean Processors (SDSP) has posted a strong earnings report. Not just our fourth quarter, but the entire year of 2015 was stronger than expected—pushing the company into a record-breaking year. SDSP finished the fourth quarter with net income in excess of $8.7 million, bringing the 2015 annual income to $23 million (see financials on page 2). Several factors contributed to the successful year. We benefitted from the 2015 fall harvest. Soybean yields were high, and quality was good in moisture, oil and protein. In addition, SDSP was positioned well due to advantageous sales of oil and meal. The plants also performed well. We processed a record amount of bushels in 2015 (see the Operations Update on page 3), including nearly one million bushels in the Miller plant—a definite plus for the company’s bottom line. Share values reflect positive results SDSP’s financials certainly tell a positive story, but so does the trend of the company’s shares. The graph on page 2 shows the average price of capital units rising from 55 cents in the fourth quarter of 2011 to $4.08 in the fourth quarter of 2015, with dramatic increases in the past two years. We are also seeing interest from outside investors, reflecting, in part, the lack of return from other investments like the stock market, and the fact that investors see value in SDSP. Attracting outside investors not only helps the liquidity of our members’ capital units, but also supports the unit price. Keeping realistic expectations Meal and product sales in general were very strong in 2015, but prices are cycling lower, reflecting what’s happening in the commodity markets as a whole. No one knows better than our producer owners that the upswing in commodity prices enjoyed over the last decade are now heading lower, and SDSP is bound to feel the pinch. Not only has meal dropped in price, but the price of SDSP’s co-products—soy hulls, distillates and lecithin, for example— have also dropped dramatically, a factor that will have a negative impact. Margins may also be impacted by lower returns in the livestock industry. In other words, we cannot expect the same kinds of returns we’ve enjoyed over the past few years. SDSP will be analyzing and evaluating our operations in order to remain profitable in spite of tighter margins. We will be moving forward in 2016 with a number of projects that will help us remain competitive and better able to weather an expected downturn. We will be utilizing the profits we’ve enjoyed recently to reinvest in this 19-year-old plant. These P R O C E S S O R S February 2016 Volume 10 : Issue 1 www.sdsbp.com SOUTH DAKOTA Soybean soybean p r o c e s s o r s S O U T H D A K O T A Tom Kersting CEO Tom.Kersting@sdsbp.com continued on page 2 By Ardon Wek President of SDSP Board of Managers and Exhibit 99.1

UNAUDITED ANNUAL FINANCIAL STATEMENTS

Condensed Balance Sheet

December 31, 2015

ASSETS	
Current assets	
Cash and cash equivalents	$ 18,392,462
Trade accounts receivable	21,907,703
Inventories	26,318,232
Other current assets	9,143,985
Total current assets	75,762,382
Property and equipment	83,083,687
Less accumulated depreciation	(42,162,610)
Total property and equipment, net	40,921,077
Other assets	
Investments in cooperatives	6,225,008
Other long-term assets	6,314
Total other assets	6,231,322
Total assets	$ 122,914,781
Liabilities and Members' Equity	
Current liabilities	
Excess outstanding checks over bank balance	$ 7,485,907
Current maturities of long-term debt	58,344
Accounts payable	1,471,367
Accrued commodity purchases	35,059,642
Other current liabilities	3,544,073
Total current liabilities	47,619,333
Long-term debt, less current maturities	787,096
Members' equity	74,508,352
Total liabilities and members' equity	$ 122,914,781

Condensed Statement of Operations

For the Twelve Months Ended December 31, 2015

Net revenues	$ 367,560,428
Cost of revenues	(342,658,664)
Gross profit	24,901,764
Administrative expenses	(3,571,570)
Operating profit	21,330,194
Other income (expense)	
Interest expense	(546,648)
Other non-operating income	2,168,290
Total other income (expense)	1,621,642
Net income	$ 22,951,836
Basic and diluted earnings per capital unit	$ 0.75
Weighted average number of units outstanding for calculation of basic and diluted earnings per capital unit	30,419,000

Five Year Capital Unit Trading History - Q4 Averages


4
3
2
1
0
Average Price ($)
0.55
0.55
1.07
2.04
4.08
2011 Q4
2012 Q4
2013 Q4
2014 Q4
2015 Q4

SDSP Capital Units are traded on an alternative trading system, operated by Variable Investment Advisors, Inc. (VIA). Offers to buy or sell capital units can be placed online at *www.agstocktrade.com*, or by calling VIA at 800-859-3018. For more details regarding SDSP's Capital Units Transfer System, please visit our website at *www.sdsbp.com*, or email *memberinfo@sdsbp.com*.

Strong 4th Quarter Ends Record Year

continued from page 1

will be projects focused on improving efficiencies and keeping our products competitive (see Operations Update on page 3).

Staying on a steady course

There's no doubt that what's been happening at SDSP over the past few years has been exciting. We've seen record profits, rising share values and healthy returns to our investors. However, we do not take these past good years and positive results for granted. At SDSP, each day we will continue to do what's needed to run our plants as efficiently as possible, produce quality products and market them to the best of our abilities. We thank each and every one of our employees—and you—for being part of SDSP's success story.

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©2016 South Dakota Soybean Processors, LLC. All Rights Reserved. Published in partnership with VistaComm® (www.VistaComm.com).

Condensed statement of operations For the twelve Months ended deceMber 31, 2015 3 Members of SDSP will be electing one board member from each of the five districts during the company’s annual meeting to be held in June 2016. Any SDSP member interested in seeking nomination for the board can contact Amy Koisti at 605-627-6100 to request a nomination petition. The petitions must be returned to the SDSP office by March 14. Anyone with questions about the election or board member responsibilities can contact a member of the nominating committee. They are: District 1—Jonathan Kleinjan, 605-695-2154, jonathan.kleinjan@sdstate.edu; District 2— Maurice Odenbrett, 507-425-2624; District 3—Wayne Enger, 320-598-7796, waenger@hotmail.com; District 4—Gary Wertish, 320-826-2451, gary@mfu.org; and District 5—Delbert Tschakert, 605-758-2265, det@itctel.com. To view a map of SDSP’s five districts, go to www.sdsbp.com and click on Board of Managers. It’s satisfying when we see plant improvements and training making a positive impact, and that was the case in 2015. Combining figures from the Volga and Miller plants, SDSP’s total crush volume almost hit the 30-million-bushels mark. Volga’s crush volume was 28.9-million-plus bushels—a new record. In our first year in the Miller plant we crushed 973,000 bushels. That makes a whopping 29.9-million-crush total. The Miller press plant performed to expectations this first year, with some improvements to be made in 2016. The Volga plant continues to run very efficiently. I attribute the great crush volume to a number of factors, but primarily to our continued maintenance program improvements and to a new operator training program. The new operator training program delivers greater consistency into our training and provides staff the opportunity to reach the qualified operator and certified operator status. Qualified operators are capable of running the facility and can do required daily testing. A certified operator reaches a higher level of troubleshooting capabilities and can fill in for their supervisor when he or she is absent. As a result, downtime has been reduced and our operators are more in tune with the plant and finding ways to push more bushels through the facility. Major reinvestments in 2016 In our continual effort to increase crush volumes and improve efficiencies, SDSP has a history of ongoing maintenance and reinvestment projects. As a result, the low hanging fruits— the more obvious improvements necessary in our ability to crush more bushels—have already been taken. Getting additional bushels through our 19-year-old plant requires more effort and capital investment. This coming year we will be reaching for the harder-to-reach fruit through a number of substantial projects, including: • Improvements to the solvent plant. • Analyzing and improving flow of bean traffic at Volga. • Installing computer software that will provide a historical review of the plant’s operating conditions. The ability to graph and conduct comparative analysis on all aspects of the operations will assist us in diagnosing and improving performance. This project will include an upgrade of the facility’s computer system. • Improving the Volga plant’s meal grinding system in order to improve grinding characteristics, allowing us to more consistently and uniformly maximize tonnage in railcars. • Installing a pre-treatment wastewater system at the Volga plant. We currently rely solely on the city of Volga’s publically owned treatment works. Installing our own system will maintain our environmental compliance. You can see we’ll be busy in 2016 with important projects that can make a positive difference at SDSP. OPERATIONS UPDATE Nominations Open for Board of Managers By John Prohaska, Group Operations Manager, John.Prohaska@sdsbp.com Changes That Make a Difference November Accident at SDSP On the afternoon of Thursday, Nov. 5, an incident occurred at the Volga plant which resulted in the death of Randy Satter, an outside contractor. Mr. Satter was in the process of installing a catwalk in the vicinity of an oil storage tank when the incident occurred. No other injuries were reported, and damage from the accident was limited to the tank and surrounding piping. The cause of the accident is under investigation. Our thoughts and prayers go out to the family of Randy Satter and all those impacted by this tragic event. The meal grinders at SDSP will change in 2016—one of several projects aimed at increasing efficiencies.

SOUTH DAKOTA SOYBEAN PROCESSORS

100 Caspian Ave
PO Box 500
Volga, SD 57071

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Passing SQF Audit With Flying Colors

We are pleased to announce that in the most recent on-site audit necessary to retain the company's Safe Quality Food (SQF) certification, SDSP received a score of 97 out of 100. It is the fourth year the facility has performed at a high level.

SDSP received its first SQF certification in December of 2011, following our installation of the deodorizer and the expansion of our product line to include food-grade oil. Recertification is required each year.

"I'm really proud of our SQF performance," said CEO Tom Kersting. "It reflects on the sanitation of our plant and our commitment to our customers to provide quality products." Group Operations Manager John Prohaska couldn't agree more. "We are reaching excellent ratings from the certification organization that reviews other plants like ours," explained John. "It validates that we are truly making the best oil in one of the best processing plants in the country. The guys and gals who work here now have that edge and desire to be the best. It's a big achievement." ■